Exhibit 99

Cardinal Bankshares Corporation Announces Semi-Annual Cash Dividend

Floyd, VA, June 10, 2010 – the Board of Directors of Cardinal Bankshares Corporation, parent company of Bank of Floyd, today declared a regular semi-annual cash dividend of $.08 per share. The cash dividend is payable June 30, 2010 to shareholders of record as of the close of business on June 24, 2010. The June 2010 cash dividend of $.08 per share is the same as the June 2009 cash dividend.

Leon Moore, Chairman of the Board, stated: “Cardinal considers itself fortunate to be able to continue to pay a regular semi-annual cash dividend during a time of extended economic difficulty and record bank closings. The Board remains focused on the dual goals of providing a positive return on investment for its shareholders while maintaining a well-capitalized bank with strong liquidity. Cardinal remains well-capitalized in excess of the required ratios of federal and state regulators”.

Moore added, “The cost of compliance with new and ever increasing bank regulations continue to be a disproportionate expense on small community banks such as Cardinal. The current environment of increasing bank regulations remains as a major hurdle in our efforts to return profitability to more acceptable levels.”

Moore concluded, “Our bank continues to make loans to our customers and our focus is that of a community bank serving our communities”.

Cardinal Bankshares Corporation is a bank holding company headquartered in Floyd, Virginia, and is the parent company for Bank of Floyd. Bank of Floyd is a community bank, headquartered in Floyd, Virginia. Bank of Floyd operates seven locations in Floyd, Hillsville, Roanoke, Salem, Christiansburg, Fairlawn and Willis, Virginia. Bank of Floyd is the parent company of FBC, Inc. offering insurance services through Bankers Insurance and Virginia Title Center.

Cardinal Bankshares Corporation stock is traded over the Bulletin Board under the stock symbol CDBK.OB.